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EXHIBIT 99.1

PRESS RELEASE

                                  Contact:
                                  Ezenia! Inc.
                                  Laura M. Alessio
                                  (781) 505-2192
                                  lalessio@ezenia.com

EZENIA! INC. ANNOUNCES CANCELLATION OF ITS $2.9 MILLION STOCK REPURCHASE OBLIGATION

Burlington, Mass., July 17, 2003—Ezenia! Inc. (NASDAQ: EZEN), a leading provider of real-time collaboration solutions for corporate and government networks and eBusiness, today announced that, in connection with an amendment to a software development agreement, General Dynamics (NYSE:GD) has agreed to terminate a put agreement it had with Ezenia! Inc. The put agreement had required Ezenia! to repurchase 290,000 shares of its own common stock, originally issued to General Dynamics in connection with the InfoWorkSpace acquisition, at a price of $10 per share during a 30-day window beginning on March 31, 2004, and expiring April 30, 2004.

"We are pleased that the stock repurchase obligation has been cancelled," said Khoa Nguyen, Ezenia! chairman & CEO. "This comes at a time when we believe we are beginning to realize some of the opportunities available for InfoWorkSpace. For example the Joint Interoperability Test Command and the Defense Information System Agency have announced that InfoWorkSpace Version 2.5.1.2 has completed and successfully passed all of their criteria for interoperability with the Defense Collaborative Tool Suite. As we have indicated before, the road ahead remains very challenging for Ezenia!, both operationally and with respect to our liquidity and capital resources. We believe the cancellation of this liability is a significant step in our progress toward successfully meeting these challenges."

Under Generally Accepted Accounting Principles (GAAP), common stock that was previously subject to the put option had been reported as "temporary equity" on Ezenia!'s consolidated balance sheets. Accordingly, the $2.9 million value related to these shares was not included in calculating total stockholders equity (deficit) for Ezenia!, although for purposes of computing diluted earnings per share, such shares were included in the calculation using the reverse treasury stock method, when dilutive. Since the repurchase obligation has been cancelled, the $2.9 million will now be reported as a part of stockholders equity.

About Ezenia! Inc.

Ezenia! Inc. (NASDAQ: EZEN), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and the Internet. By integrating voice, video and data collaboration, the Company's award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, whiteboarding, screen sharing and text chat. The ability to discuss projects, share information and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product offerings can be found at the Company's Web site, www.ezenia.com.

Note to Investors

Statements included herein that are not historical facts include forward-looking statements. Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management's Discussion and Analysis section of the Company's 2002 Annual Report on Form 10-K for the year ended December 31, 2002, such as the evolution of Ezenia!'s market, dependence on major customers, rapid technological change and competition, the ability to successfully implement the Company's restructuring and cost reduction plan, risks associated with the acquisition of InfoWorkSpace (including the Company's ability to integrate the InfoWorkSpace product line and workforce) and other considerations that are discussed further in the Management's Discussion and Analysis section of the Company's 2002 Annual Report on Form 10-K for the year ended December 31, 2002 such as the Company's ability to implement the proposed refocusing of its business and to sustain viable operations. Copies of the Company's 2002 Annual Report on Form 10-K for the year ended December 31, 2002, or other publicly available financial information may be received at no charge by contacting Investor Relations at Ezenia!.

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Note: Ezenia! is a registered trademark of Ezenia! Inc., and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc. Additional information on Ezenia! and its products is available at http:// www.ezenia.com.

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PRESS RELEASE
EZENIA! INC. ANNOUNCES CANCELLATION OF ITS $2.9 MILLION STOCK REPURCHASE OBLIGATION